Exhibit 99.2

AMERI METRO	2575 Eastern Blvd.
Suite 102
York, PA 17402

March 9, 2022

Dear Class B Stockholder,

This notice is being provided to you because Ameri Metro Inc. (the “Company”) is facilitating, in good faith and trust, on behalf of certain qualifying Class B shareholders, an agreement to sell their shares to a third party. Electing shareholders shall each receive an initial payment of $50,000, and additional payments of $100,000, each 120 days until such time as their share price of $4,720.00 per share is paid in full. Partial payments of the amounts above shall be made where the aggregate purchase price is less than any such payment.

The Company shall not receive any fee for this arrangement.

This is formal notice of an opportunity for certain Class B shareholders to be able to liquidate their shares at the agreed upon share price above. The Company expressly represents that a further opportunity to liquidate Class B shares at the agreed upon share price may not be available again in the future. Please go to Ameri-Metro.com and follow the instructions posted on March 21, 2022, under the tab Notice To Shareholder

In order for you to qualify to participate in this offer, you must provide the following, as applicable:

1) For Directors / Officers present and past

1.	Follow internal memo

2) For non-affiliate Shareholders of record as of November 27, 2013, other than shareholders of Class B shares under control of the Company-

1.	Copy of original subscription agreement
2.	Proof of personal payment copy of check used front and back. If payment was made from a business owned, shareholder must provide proper documents of ownership.

3) For Shareholders who received shares for services

1.	Provide a valid written agreement in order to verify that you earned the Class B shares for services.

4) For Shareholders who bought shares from other Shareholders

1.	Provide reasonable supporting documentation in the manner of how shares were acquired (i.e. Purchase agreement)

5) For Shareholders who received shares as a gift

1.	Provide reasonable supporting documentation in the manner of how shares were gifted

6) For Shareholders who received shares due to a death of loved one

1.	Provide reasonable supporting documentation in the manner of how shares were received.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This notice shall expire on April 6, 2022 at 5:00pm Eastern Standard Time, at which time the opportunity shall be deemed closed and expired without further notice.

Sincerely,

/s/ Robert Choiniere
Robert Choiniere, Chief Financial Officer

TENDER NOTICE

In accordance with and pursuant to the buy-back program implemented by the Company, the undersigned hereby elects to tender the number of shares of common stock indicated below.

Date of Tender:

Number of Shares of Common Stock Owned:
_________________________________________

Number of Shares of Common Stock Tendered:

Tender Price per Share:

Amount Due to Shareholder:	$_____________________

Please direct payment pursuant to the following instructions:

___________________________

___________________________

___________________________

Authorization:

Shareholder: __________________

By:_________________________
Name:
Title:

Accepted by:

Ameri Metro Inc.

By__________________________________________
Shah Mathias, CEO

Accepted as of: